Exhibit 10.10

SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement (this “Amendment”) is made and entered into as of the 18th day of January , 2008 by and between Frost National Bank, Trustee for a Designated Trust (“Landlord”) and Argyle Security, Inc. as successor in interest to Argyle Security Acquisition Corporation (“Tenant”).

WITNESSETH

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated April 20, 2006 (the “Lease”) pursuant to which the Landlord has leased to Tenant, and Tenant has leased from Landlord the Premises identified as Suite 700 containing 2,547 rentable square feet in the Building known as Concord Plaza, 200 Concord Plaza, San Antonio, Texas 78216 (the “Premises”).

WHEREAS, Landlord and Tenant now desire to further amend the Lease pursuant to the terms and provisions set forth herein.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00), the premises and mutual agreements contained herein, and the exchange of other good and valuable consideration between the parties hereto, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree that the Lease is amended as follows:

1.               All capitalized terms used in this Amendment, to the extent not otherwise expressly defined herein, shall have the same meanings ascribed to such terms in the Lease.

2.               Term. The Term of the Lease is hereby extended for sixty (60) months commencing February 1, 2008 and ending at 6:00 p.m. on January 31, 2013 (“Extended Term”).

3.               Expansion Space. Effective February 1, 2008 (“Expansion Space Commencement Date”), the Premises shall be expanded to include an additional 2,910 square feet of Rentable Area (the ‘Expansion Space’ ) located on the seventh floor of the Building as shown on Exhibit A 1 attached hereto and incorporated herein by this reference for all purposes. In the event Landlord is unable to deliver Expansion Space by the Expansion Space Commencement Date, Tenant’s Base Rental shall be reduced by the equivalent of $165.71 per day of such delay and the term of this Lease shall be for the number of full lease months plus the number of days remaining in the month in which the Term commences.

4.               Premises as of Expansion Space Commencement Date.  Effective as of the Expansion Space Commencement Date, the Expansion Space shall be included in the Premises and shall he subject to all of the terms, conditions and provisions of the Lease (as amended hereby). As of the Expansion Space Commencement Date, the Rentable Area of the Premises shall be 5,457 square feet.

5.               New Base Rent for the Premises (including Expansion Space. Effective from and after the Expansion Space Commencement Date, the new Base Rental (exclusive of the Base Rental Adjustment) for the entire Premises (including the Expansion Space), shall be as follows:

Term	Rate(1)	Annual Amount	Monthly Installment
02/01/08 - 03/31/08	$21.43	$116,962.56	$9,746.88
04/01/08 - 03/31/09	$22.50	$122,782.50	$10,231.88
04/01/09 - 03/31/10	$23.00	$125,511.00	$10,459.25
04/01/10 - 03/31/11	$23.50	$128,239.50	$10,686.63
04/01/11 - 03/31/12	$24.00	$130,968.00	$10,914.00
04/01/12-01/31/13	$24.50	$133,696.50	$11,141.38

(1) Based on per square foot of Rentable Area per annum.

6.               Tenant Improvements.  Except as otherwise provided below and subject to the Tenant Allowance (as defined below), Landlord agrees to cause the construction of alterations, improvements and finish-out to the Premises for Tenant’s use (the “Tenant Improvements”) in accordance with Final Working Drawings and Specifications approved by Landlord and Tenant in the following manner. Landlord hereby acknowledges receipt and approval of Tenant’s preliminary plans and specifications for the Tenant Improvements which are annexed hereto as Exhibit “B- 1” (the “Preliminary Plans”). Within fifteen days from the Effective Date of this Amendment, Landlord will cause to be prepared by Landlord’s architect (the “Architect”) and delivered to Tenant working drawings and specifications for the Tenant Improvements (the “Proposed Working Drawings”) which shall substantially conform to the Preliminary Plans and shall include reasonably detailed plans and specifications for the Tenant Improvements in form and content and containing sufficient information and detail to allow for competitive bidding or negotiated pricing by contractor(s) selected and engaged by Landlord. Within five (5) days following Tenant’s receipt of such Proposed Working Drawings from Landlord, Tenant will advise Landlord of any required revisions to the Proposed Working Drawings, provided however such required revisions shall not increase the Construction Costs, delay the Substantial Completion of the Tenant Improvements, or materially deviate from the Preliminary Plans (the “Requested Changes”). Within fifteen (15) days following receipt of the Requested Changes, Landlord shall deliver Tenant revised Proposed Working Drawings incorporating the Requested Changes. The Proposed Working Drawings as revised by the Requested Changes will constitute the “Final Working Drawings and Specifications.”

Landlord will promptly begin construction of the Tenant Improvements described in the Final Working Drawings and Specifications and will pursue construction with reasonable diligence to completion.

Tenant Improvement Allowance.  Landlord agrees to provide up to, but not in excess of seventy eight thousand four hundred one and 00/100 Dollars 78,401 .00) (calculated at $14.45 per square foot of the Rentable Area of the Premises) for costs of constructing the Tenant Improvements (the “Tenant Allowance”). Any excess costs must be paid by Tenant. The cost of constructing Tenant Improvements will include (a) costs of labor and materials, (b) fees and other charges payable to contractors, (c) fees to governmental authorities for permits, inspections, and certificates of occupancy, and (d) other third party out-of-pocket costs and expenses incurred by Landlord that are directly related to the preparation of the Final Working Drawings and Specifications or the construction of the Tenant Improvements. The Tenant Allowance shall not be utilized toward any of Tenant’s furniture, fixtures or equipment including cabling. Tenant must pay Landlord the estimated cost of constructing the Tenant Improvements in excess of the Tenant Allowance in full within ten (10) days of receipt of such estimate in writing. Any underpayment based on such estimate must be paid by Tenant to Landlord within fifteen (15) days alter delivery of Landlord’s invoice to Tenant reflecting the final accounting of the Construction Costs of the Tenant Improvements.

Changes to Tenant Improvements. If Tenant requests any changes in the Final Working Drawings and Specifications, Tenant must submit revised drawings and specifications for Landlord’s approval. If Landlord approves the changes, Landlord will incorporate the changes in the Tenant Improvements following Landlord’s receipt of a change order executed by Tenant. As a condition to Landlord’s approval, Tenant must pay Landlord in advance the estimated amount by which the increased cost of constructing the Tenant Improvements attributable to the change which exceeds the Tenant Allowance.

Substantial Completion Date. The “Substantial Completion Date” will be the date on which the Tenant Improvements are completed in all material respects in substantial compliance with the Final Working Drawings and Specifications (including any changes approved by a change order executed by Landlord and Tenant). The Substantial Completion Date will be reasonably determined by the Architect, whose good faith determination will bind Landlord and Tenant. After the Substantial Completion Date, Landlord will promptly complete any work required to complete the Leasehold Improvements, and Landlord may enter the Premises for that purpose at any time without prior notice to Tenant.

7.               Expense Stop.  Effective upon the Expansion Space Commencement Date, the Base Year for Operating Expenses shall be the calendar year 2008.

8.               Renewal Option. Provided that Tenant is not in default of its Lease beyond any notice and cure period, and gives written notice to Landlord not more than nine (9) months and not less than six (6) months prior to it’s Lease expiration of its intent to renew, Tenant shall have one option to renew this Lease for one additional period of five (5) years under the same terms and conditions except that Base Rental for such renewal term shall be reestablished at the then current market rate for buildings of similar class and location as mutually agreed upon by Landlord and Tenant. At Tenant’s election, the Expansion Space may be excluded from this renewal option. If on or before thirty (30) days after the delivery of the renewal notice Landlord and Tenant cannot agree in writing to the “current market rate” to be applicable during the renewal term, either Landlord or Tenant may terminate the Renewal Option (notwithstanding its earlier exercise) by delivering written notice of such termination to the other party not later than the original termination date of this Lease. In the event of termination of the Renewal Option, the Renewal Option shall therefore be null and void and of no further force and effect, and the Lease shall expire at the expiration of its Term. Any termination of the Lease shall also terminate the Renewal Option. This Renewal Option is personal to Tenant and shall not apply to any of Tenant’s Assignee(s) or Sublessee(s).

9.               Conflict. Except as amended herein, the terms and conditions of the Lease shall continue in full force and effect and are hereby ratified in their entirety. To the extent, if any, that the terms amid conditions of this Amendment conflict with the terms and conditions of the Lease, the Lease as amended accordingly, the terms and conditions of this Amendment shall control.

10.         Counterparts.  This Amendment may be executed in one (1) or more counterparts, each of which when taken together shall constitute but one and the same Amendment. Counterparts bearing facsimile signatures shall be deemed to constitute originals.

Executed in multiple copies as of the date first written above.

LANDLORD:		TENANT:

FROST NATIONAL BANK, TRUSTEE		ARGYLE SECURITY INC.

FOR A DESIGNATED TRUST		By:	/Bob Marbut/
By:	REOC Partners, Ltd., a Texas limited	Name: Robert Marbut
	partnership As Agent for Landlord	Title: CEO and Chairman

By:	REOC General Partner, LLC., a Texas
limited liability company (f/k/a GWHLT, LLC)
Its:	General Partner

By:	/ Todd A. Gold/
Name: Todd A. Gold
Title: Manager

EXHIBIT “A-1”

PRELIMINARY PLANS EXPANSION SPACE

Exhibit is a floor plan and could not be included in this document as is not convertible to HTML format for submission to the SEC. Copy of plans may be requested from investor relations if so required.

EXHIBIT “B-I”

PRELIMINARY PLANS

ARGYLE SECURITY

Concord Plaza Level 7

11/5/07

11/6/07 Revision

Preliminary Pricing Notes

GENERAL CONDITIONS

1.               These notes are for preliminary pricing only and not for construction. Contractor to visit site and verify existing conditions.

2.               Modify existing HVAC system as required for new wall configurations and to meet all applicable codes

3.               Provide all safety systems and items required, such as exit signs, emergency lights, fire extinguishers, smoke detectors, sprinkler heads and fire alarms, to meet all applicable codes. All systems to be tied into building system as required.

4.               All Interior partitions to match building standard unless noted otherwise.

5.               All new interior doors, frames, and hardware to match existing unless noted otherwise. All hardware is to be lever type.

6.               Ceiling tile and grid is existing to remain. Replace any damaged or discolored tile.

7.     Reuse all building standard materials. Salvage where possible. Coordinate the use of any stockpiled building standard materials with building representative.

ALLOW FOR:

New dedicated duplex wall outlets.

New duplex wall outlets

Voice/data wall outlets

New dual wall switches

Existing 2x4 light fixtures to be relocated

New fluorescent downlights

KEYED NOTES:

1.               Replace existing wood door with new paired ~4” tempered glass doors with polished stainless steel trim & push/pull.

2.               Remove existing plastic laminate top and replace with new, relocate existing base & wail cabs from demo.

3.               Provide for exhaust fan with thermostat with 24 x 24 aluminum floor louver.

4.               Add in-wail 2 ½’ sound batt insulation (Remove GWB as required). Also add 2 Vs” sound batt above ceiling through-out room.

5.               Provide & Install new 24” wide dishwasher. Remove & modify base cabinets, provide for water & drain lines

EXHIBIT “B-I”

PRELIMINARY PLANS

GENERAL FINISH NOTES:

1.               Provide and Install new building standard carpet & rubber base through-out (existing suite & expansion) except at Work Room, Coffee1 File & Storage Rooms which are to receive VCT flooring.

A. Carpet allowance to be $20.00 per sq. yd. installed.

B. VCT allowance to be $2.50 per sq. ft. Installed.

2.               All partitions to be prepared and painted with 2 coats of Interior latex enamel, egg shell finish.(existing suite & expansion)

Exhibit includes a floor plan and could not be included in this document as is not convertible to HTML format for submission to the SEC. Copy of plans may be requested from investor relations if so required.